Hostess Brands, Inc. Promotes Andrew Jacobs to Chief Operating Officer
KANSAS CITY, MO., December 11, 2017- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (“Hostess” or the “Company”), today announced the promotion of Andrew (Andy) Jacobs to Executive Vice President and Chief Operating Officer. Mr. Jacobs has been the Company’s Executive Vice President and Chief Commercial Officer since June 2017. Prior to that, he served as the Company’s Senior Vice President and Chief Customer Officer from September 2014 through May 2017 and Senior Vice President, Strategic Channels from February 2014 through September 2014.
“Andy has a track record of consistent execution during his tenure at Hostess and he has made significant contributions across our customer, product and whitespace initiatives which makes him the right leader for this responsibility,” commented Bill Toler, President and Chief Executive Officer of Hostess. “Our Board of Directors and I look forward to continuing to work closely with Andy to deliver continued long-term growth and profitability.”
“I am excited to have the opportunity to build upon our culture of commercial excellence in my new position as we achieve further efficiencies and grow with our retail and trade partners over time,” said Mr. Jacobs.
Prior to joining Hostess, Mr. Jacobs served as President of Wolfgang Candy Company from September 2012 until February 2014 and was Vice President and General Manager (US Customers) for The Hershey Company from September 2003 through May 2012. Mr. Jacobs received a bachelor’s degree in history and communications from Denison University and a master’s degree in business administration from Wake Forest University Babcock Graduate School of Management.
About Hostess Brands, Inc.
The Company is one of the leading packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh sweet baked goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess SweetShop™ and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.
Forward-Looking Statements
Certain statements in this press release are forward looking as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” or the negative of these terms and other similar expressions) should be considered forward-looking statements. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, factors set forth from time to time in the Company's SEC filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

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